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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
JNI CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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April 16, 2001

Dear Stockholder:

    This year's annual meeting of stockholders will be held on Tuesday, May 22, 2001, at 10 a.m. local time at JNI Corporation, 10945 Vista Sorrento Parkway, San Diego, CA 92121. You are cordially invited to attend.

    The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

    After reading the Proxy Statement, please promptly mark, date, sign and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you return the enclosed proxy card or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

    A copy of the Company's Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review JNI's activities over the past year and our plans for the future. The Board of Directors and Management look forward to seeing you at the annual meeting.

                      Very truly yours,
                      Neal Waddington
                       President and
                      Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 22, 2001

TO THE STOCKHOLDERS:

    Please take notice that the annual meeting of the stockholders of JNI Corporation, a Delaware corporation (the "Company"), will be held on May 22, 2001, at 10:00 a.m. local time at the Company's principal offices located at 10945 Vista Sorrento Parkway, San Diego, CA 92121, for the following purposes:

    1.  To elect five directors to hold office for a one-year term and until their respective successors are elected and qualified.

    2.  To consider the adoption of an increase in the maximum number of shares that may be issued under the Company's 1999 Stock Option Plan by 1,500,000 shares, from 2,312,800 shares to 3,812,800 shares and to establish a share grant limitation.

    3.  To transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on March 30, 2001 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Company's principal offices located 10945 Vista Sorrento Parkway, San Diego, CA 92121.

                      By order of the Board of Directors,
                      Neal Waddington
                       President, Chief Executive Officer
                      and Director

San Diego, California
April 16, 2001

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

JNI CORPORATION
10945 Vista Sorrento Parkway
San Diego, CA 92121

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
May 22, 2001

    The accompanying proxy is solicited by the Board of Directors (the "Board") of JNI Corporation, a Delaware corporation ("JNI" or the "Company"), for use at its annual meeting of stockholders to be held on Tuesday, May 22, 2001, or any adjournment or postponement, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is April 16, 2001, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

GENERAL INFORMATION

    Annual Report.  An annual report for the fiscal year ended December 31, 2000 is enclosed with this Proxy Statement.

    Voting Securities.  Only stockholders of record as of the close of business on March 30, 2001, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 27,086,976 shares of JNI Common Stock, $0.001 par value, issued and outstanding. Stockholders may vote in person or in proxy. Each holder of shares of common stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. All of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum.

    Solicitation of Proxies.  The cost of soliciting proxies will be borne by JNI. In addition, JNI will solicit stockholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of JNI registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. JNI may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. In addition, JNI has engaged the services of U.S. Stock Transfer Corporation to solicit proxies. JNI will pay a fee for such services, which it reasonably expects to be no more than $2,000.

    Voting of Proxies.  All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the election of the nominees for director and the proposals contained in this Proxy Statement and at the discretion of the proxy holders on any other matter that comes before the meeting. A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the time it is voted by delivery to the Secretary of JNI of either a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

INFORMATION ABOUT JNI

Stock Ownership of Certain Beneficial Owners and Management

    The following table sets forth, as of March 30, 2001, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and director-nominee of the Company, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all directors and executive officers of the Company as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding(2)
5% or greater stockholders
Directors
John Bolger(3)	12,312	*
Neal Waddington	—	*
John C. Stiska	53,281	*
Lawrence E. Fox(4)	13,708	*
Eric P. Wenaas(5)	1,758,254	6.5
Executive Officers
Gloria Purdy(6)	44,676	*
Charles McKnett	406,690	1.5
Thomas K. Gregory	446,262	1.6
Scott Ruple	229,027	*
Former Executive Officers
Terry Flanagan	1,325,493	4.9
Roland Thibodeau	222,130	*
Directors and executive officers as a group (11 persons)	4,511,833	16.6

*
Less than 1%.

(1)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)
Calculated on the basis of 27,086,976 shares of Common Stock outstanding as of March 30, 2001, except that shares of Common Stock underlying options exercisable within 60 days of March 30, 2001 are deemed outstanding for purposes of calculating the beneficial ownership of Common Stock of the holders of such options.

(3)
Includes 8,312 shares subject to currently exercisable options.

(4)
Includes 8,708 shares subject to currently exercisable options.

(5)
Includes 8,708 shares subject to currently exercisable options.

(6)
Includes 43,750 shares subject to currently exercisable options.

Management

    Directors.  This section sets forth for the current directors, including nominees to be elected at this meeting, information concerning their age and background.

Name	Position With the Company	Age	Director Since
John Bolger	Director	54	1999
Neal Waddington	President, Chief Executive Officer and Director	54	2000
John C. Stiska	Director	59	2000
Lawrence E. Fox	Director	58	1999
Eric P. Wenaas	Chairman of the Board of Directors	59	1997

    John Bolger has served as a director of JNI since October 1999. Mr. Bolger is a retired Vice President of Finance and Administration of Cisco Systems, Inc., a manufacturer of computer networking systems which is publicly held. Mr. Bolger is currently an independent business consultant and serves as a director of Integrated Device Technology, Inc., Wind River Systems, Inc., TCSI Corporation, Mission West Properties, Inc. and Sanmina Corporation, all public companies. Mr. Bolger earned a B.A. from the University of Massachusetts and an M.B.A. from Harvard University.

    Neal Waddington has served as President and Chief Executive Officer of JNI since November 2000. From October 1997 to November 2000, Mr. Waddington served in senior management positions at Quantum Corporation, a public disk, tape and tape automation company, most recently as Chief Operating Officer of the ATL products subsidiary. From May 1996 to November 1997, he was President and Chief Executive Officer of Expersoft, a privately held object oriented software company. From March 1994 to April 1996, Mr. Waddington served as the Senior Vice President and General Manager of the Open Systems Division of EMC, a public storage company. Mr. Waddington earned a B.S. in mathematics and an M.S. in computer science from Iowa State University.

    John C. Stiska has served as a director of JNI since May 2000. Mr. Stiska is chairman of Commercial Bridge Capital, LLC, a secured bridge loan fund, and served as of counsel to the law firm of Latham & Watkins from July 1998 through June 2000. From February 1996 to February 1998, Mr. Stiska served as corporate Senior Vice President of QUALCOMM Incorporated, and as General Manager of QUALCOMM's Technology Applications Group. Prior to joining QUALCOMM, Mr. Stiska was Chairman and Chief Executive Officer of Triton Group from 1993 to 1996. Mr. Stiska currently serves on the board of directors for Jaymark and for two public companies, FirstWorld Communications, Inc. and Websense Inc., as well as several privately held companies. Mr. Stiska earned a B.A. in accounting and a J.D. from the University of Wisconsin.

    Lawrence E. Fox has served as a director of JNI since October 1999. Mr. Fox was a senior Vice President of First Chicago Equity Corporation from 1979 until September 2000 where he headed the equity unit of the Capital Investments Department. Mr. Fox is a director of American Metal Technologies and The Shapiro Negotiations Institute, both privately held corporations, and Alpha Technologies Group, Inc., a public corporation. Mr. Fox received his undergraduate degree from the University of Wisconsin and an M.B.A. from the University of Chicago.

    Eric P. Wenaas, Ph.D. has served as Chairman of the Board of Directors of JNI since its organization in February 1997. Dr. Wenaas currently serves as Chief Executive Officer of Jaycor, Inc., a privately held former affiliate of JNI, a position he has held since March 1991. Dr. Wenaas was Chief Executive Officer of Jaymark, Inc., JNI's former principal stockholder, a position he held from Jaymark's formation in January 1997 until July 2000. Dr. Wenaas received BSEE and MSEE degrees from Purdue University and a Ph.D. in interdisciplinary studies from the State University of New York at Buffalo.

Meetings of the Board of Directors

    During the fiscal year ended December 31, 2000, the Board of Directors of the Company held seven meetings, the Audit Committee of the Board held five meetings and the Compensation Committee of the Board held seven meetings. The Company has no standing nominating committee or any other committee of the Board. No director attended fewer than 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served held during that period.

    The members of the Audit Committee during fiscal 2000 were Messrs. Fox and Bolger. Mr. Fox and Mr. Bolger were members of the committee for the entire year, and Mr. Stiska was appointed on February 1, 2001. The functions of the Audit Committee include, among others: recommending to the Board the retention of independent public auditors, subject to stockholder approval; reviewing and approving the planned scope, proposed fee arrangements and results of the Company's annual audit; reviewing the adequacy of accounting and financial controls; and reviewing the independence of the Company's auditors. For additional information concerning the Audit Committee, see "Report of the Audit Committee" and "Principal Accounting Firm Fees."

    The members of the Compensation Committee during fiscal 2000 were Mr. Fox, Mr. Stiska and Mr. Thomas J. Bernard, a former director. Mr. Bernard was a member of the Compensation Committee until May 17, 2000, the date of the Company's 2000 Annual Meeting of Stockholders, when Mr. Stiska was appointed to replace him on the committee. The Compensation Committee reviews and determines the salary and bonus criteria of and stock option grants to all executive officers. For additional information about the Compensation Committee, see "Report Of The Compensation Committee On Executive Compensation" and "Executive Compensation and Other Matters" below.

EXECUTIVE COMPENSATION AND OTHER MATTERS

    The executive officers and key employees of the Company and their ages as of March 30, 2001 are as follows:

Name	Age	Position
Executive Officers
Neal Waddington	54	President, Chief Executive Officer and Director
Gloria Purdy	53	Chief Financial Officer
Charles McKnett	46	Chief Technology Officer
Thomas K. Gregory	59	Chief Operating Officer
Scott Ruple	41	Vice President, Business Development
Key Employees
Sassan Teymouri	43	Vice President, ASIC Engineering
Michael Orenich	54	Vice President, Sales
Paul Kim	33	Vice President, Finance and Corporate Controller
Shaun Walsh	35	Vice President, Marketing
Paul Stumbo	57	Vice President, Operations
Hugo Santos	50	Vice President, Human Resources

Executive Officers

    Neal Waddington has served as President and Chief Executive Officer of JNI since November 2000. From October 1997 to November 2000, Mr. Waddington served in senior management positions at Quantum Corporation, a public disk, tape and tape automation company, most recently as Chief Operating Officer of the ATL products subsidiary. From May 1996 to November 1997, he was President and Chief Executive Officer of Expersoft, a privately held object oriented software company. From March 1994 to April 1996, Mr. Waddington served as the Senior Vice President and General Manager of the Open Systems Division of EMC, a public storage company. Mr. Waddington earned a B.S. in mathematics and an M.S. in computer science from Iowa State University.

    Gloria Purdy joined JNI as Chief Financial Officer in August 1999. Prior to joining JNI, from April 1998 through April 1999, she served as Chief Financial Officer and Chief Operating Officer of Eloquent, Inc., a publicly traded Web-based media company. Prior to that time, from February 1992 through January 1998, she served as Chief Financial Officer of Interlink Computer Sciences, Inc., a public enterprise software company. Ms. Purdy received a B.S. in accounting from Golden Gate University and has completed Master's studies at the University of Santa Clara and Stanford University.

    Charles McKnett became the Chief Technology Officer of JNI upon the organization of JNI in February 1997. From January 1989 to February 1997, Mr. McKnett managed a variety of technology and development efforts, including the development of Fibre Channel products, at Jaycor, Inc., a privately held former affiliate of JNI. Mr. McKnett received his B.S. in physics from the California Institute of Technology and an M.S. in electrical engineering from the University of Southern California.

    Thomas K. Gregory, Ph.D. has served as Chief Operating Officer of JNI since March 1999. Beginning in February 1997 through March 1999, he served as Vice President, Engineering and

Operations of JNI. From January 1983 to January 1997, he served in a variety of positions at Welch Allyn, a privately held medical device manufacturer, most recently as Manager of Research and Development. He has a B.S. with a dual major in physics and engineering from the University of Michigan and a Ph.D. in physics from the University of Connecticut.

    Scott Ruple has served as Vice President, Business Development for JNI since May 2000. Mr. Ruple previously served as Vice President, Marketing from November 1998 to May 2000. From January 1997 to November 1998, Mr. Ruple was with G2 Networks, Inc., a privately held networking equipment company, where he served as Vice President of Engineering as well as Vice President of Marketing. From June 1994 to December 1996, Mr. Ruple was the Senior Director of Marketing for Emulex Corporation, a publicly held Fibre Channel connectivity equipment manufacturer. Mr. Ruple has undergraduate degrees in accounting and computer science from the University of Arizona and holds an M.B.A. from the University of Southern California.

Key Employees

    Sassan Teymouri has served as Vice President, ASIC Engineering since January 1999, and is responsible for JNI semiconductor operations in Fremont, California. From September 1996 to October 1998, Mr. Teymouri was President and Chief Executive Officer of Initio Corporation, a privately held developer and marketer of commercial input/output products based on proprietary ASICs. From May 1992 through September 1996, he was the General Manager for the RAID group of Adaptec, Inc., a public corporation. Also, during his employment at Adaptec, he served as an Engineering Director of Enterprise Computing Networks. Mr. Teymouri received BSEE and MSEE degrees from the University of Michigan.

    Michael Orenich has served as Vice President, Sales since August 2000. Mr. Orenich previously served as Vice President, International and Channel Sales from April 1998 to August 2000. Prior to joining JNI, Mr. Orenich served as the Director of International Sales for Prisa Networks, a privately held digital image focused Fibre Channel company. From 1985 to 1997, he served in a variety of positions, most recently as Director of Marketing and Sales for the Pacific Rim, for Applied Micro Circuits Corporation, a publicly held semi-conductor company. Mr. Orenich has undergraduate degrees in psychology and business and has completed post-graduate work in international distribution law at the University of Wisconsin-Madison.

    Paul Kim has served as Vice President, Finance and Corporate Controller since October 1999. Prior to joining JNI, he served as Vice President of Finance and Administration for Datafusion Inc., a privately held software development company, from January 1998 until October 1999. From April 1996 to January 1998, he was the Corporate Controller for Interlink Computer Sciences, Inc., a public enterprise software company. From January 1990 to April 1996, he worked for Coopers and Lybrand L.L.P., leaving as an audit manager. Mr. Kim received a B.A. in economics from the University of California at Berkeley and is a Certified Public Accountant.

    Shaun Walsh joined JNI as Vice President, Marketing in January 2001. Prior to joining JNI, from August 1996 through January 2001, he served in a variety of marketing positions, most recently as Director of eBusiness, for the ATL products subsidiary of Quantum Corparation, a public disk, tape and tape automation company. Prior to that time, from May 1992 through August 1996, he was Vice President, Marketing and Sales for NovaStor Corporation, a privately held data management utility company.

    Paul Stumbo has served as Vice President of Operations since August 2000. Mr. Stumbo joined JNI in May 2000 as the Director of Materials. Prior to joining JNI, he served as Vice President of Operations for Solectek, a privately held manufacturer of microwave transmission equipment, from October 1999 to May 2000. From June 1997 to September 1999, Mr. Stumbo was the Director of Manufacturing for Iomega Corporation's Mobile Storage Division, a division of Iomega Corporation which is a publicly held disk and tape drive manufacturer. From October 1996 to June 1997, he was the Vice President of Operations for Integrated Microwave, a privately held manufacturer of radio frequency chip devices. From June 1990 to September 1996, Mr. Stumbo was the director of operations for Hughes Network Systems, a division of Hughes Electronics which is a publicly traded company. Mr. Stumbo received a B.S. in industrial management from San Diego State University and is a registered professional engineer.

    Hugo Santos joined JNI as Vice President, Human Resources in October 2000. Prior to joining JNI, from October 1999 through October 2000, he served as Vice President, Human Resources of Nokia Internet Communications Division, a division of Nokia Corporation, a publicly held mobile phone company. Prior to that time, from November 1994 through October 1999, he served as Vice President, Human Resources of Applied Biosystems, a public biotechnology company. Mr. Santos received a B.S. in business from Pace University.

Executive Compensation

    The following table sets forth information concerning the compensation of the Chief Executive Officer, the four other most highly compensated executive officers, the former Chief Executive Officer and one other executive officer who would have been included among the four other most highly compensated executive officers had he continued to serve as an executive officer through 2000, during the fiscal years ended December 31, 1998, 1999 and 2000.

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Year		Salary		Bonus(1)		Other Annual Compensation
Neal Waddington(2) President and Chief Executive Officer	2000		$20,192		$118,813	(3)	$138	(4)
Gloria Purdy Chief Financial Officer	2000 1999	(6)	193,061 66,885		87,790 110,000		82,411 3,553	(5) (7)
Charles McKnett Chief Technical Officer	2000 1999 1998		166,644 134,084 127,299		64,408 60,000 94,483		7,305 7,337 7,916	(8) (9) (10)
Thomas K. Gregory Chief Operating Officer	2000 1999 1998		170,978 150,000 137,061		74,957 80,000 99,185		8,530 8,647 5,655	(11) (12) (13)
Scott Ruple Vice President, Business Development	2000 1999 1998	(16)	164,471 165,000 15,865		52,478 25,000 25,000		35,138 4,561 55	(14) (15) (17)
Former Officers:
Terry Flanagan Former President and Chief Executive Officer	2000 1999 1998		282,154 186,060 186,060		87,096 175,000 139,428		47,705 17,219 25,609	(18) (19) (20)
Roland Thibodeau Former Vice President, Sales	2000 1999 1998		353,119 291,975 198,083	(21) (23)	5,000 5,000 25,000		5,501 23,759 4,888	(22) (24) (25)

(1)
Bonuses are based on performance. See "Report Of The Compensation Committee On Executive Compensation."

(2)
Mr. Waddington joined JNI Corporation in November 2000. Therefore, the amounts shown above do not reflect annual compensation.
(3)
Includes $100,000 paid to Mr. Waddington as a hiring bonus.
(4)
Includes $138 paid on behalf of Mr. Waddington for group term life insurance.
(5)
Includes $77,391 paid to Ms. Purdy for relocation expenses, $3,825 paid as a matching contribution to Ms. Purdy's 401(k) account and $1,195 paid for group term life insurance.
(6)
Ms. Purdy joined JNI Corporation in August 1999. Therefore, the amounts shown above do not reflect annual compensation.
(7)
Includes $3,202 paid as a matching contribution to Ms. Purdy's 401(k) account and $351 paid for group term life insurance.
(8)
Includes $6,650 paid as a matching contribution to Mr. McKnett's 401(k) account and $655 paid for group term life insurance.
(9)
Includes $6,583 paid as a matching contribution to Mr. McKnett's 401(k) account and $754 paid for group term life insurance.
(10)
Includes $3,147 paid as a matching contribution to Mr. McKnett's 401(k) account, $549 paid for group term life insurance and $4,220 paid for relocation expenses.
(11)
Includes $6,582 paid as a matching contribution to Dr. Gregory's 401(k) account and $1,948 paid for group term life insurance.
(12)
Includes $6,346 paid as a matching contribution to Dr. Gregory's 401(k) account and $2,301 paid for group term life insurance.
(13)
Includes $3,029 paid as a matching contribution to Dr. Gregory's 401(k) account and $2,626 paid for group term life insurance.
(14)
Includes $26,480 paid to Mr. Ruple for relocation expenses, $8,224 paid as a matching contribution to Mr. Ruple's 401(k) account and $434 paid for group term life insurance.
(15)
Includes $4,125 paid as a matching contribution to Mr. Ruple's 401(k) account and $436 paid for group term life insurance.
(16)
Mr. Ruple joined JNI Corporation in November 1998. Therefore, the amounts shown above do not reflect annual compensation.
(17)
Includes $55 paid to Mr. Ruple for group term life insurance.
(18)
Includes $37,150 paid to Dr. Flanagan for relocation expenses, $5,643 paid as a matching contribution to Dr. Flanagan's 401(k) account and $4,912 paid for group term life insurance.
(19)
Includes $9,000 paid as an auto allowance, $3,651 paid as a matching contribution to Dr. Flanagan's 401(k) account and $4,568 paid for group term life insurance.
(20)
Includes $9,303 paid to Dr. Flanagan in lieu of a raise, $8,641 paid as an auto allowance, $1,824 paid as a matching contribution to Dr. Flanagan's 401(k) account and $5,841 paid for group term life insurance.
(21)
Includes $238,781 paid to Mr. Thibodeau for sales commissions earned.
(22)
Includes $4,880 paid as a matching contribution to Mr. Thibodeau's 401(k) account and $621 paid for group term life insurance.
(23)
Includes $151,169 paid to Mr. Thibodeau for sales commissions earned.
(24)
Includes $14,866 paid to Mr. Thibodeau for relocation expenses, $582 paid as an auto allowance, $7,040 paid as a matching contribution to Mr. Thibodeau's 401(k) account and $1,271 paid for group term life insurance.
(25)
Includes $3,281 paid as a matching contribution to Mr. Thibodeau's 401(k) account and $1,607 paid for group term life insurance.

Stock Options Granted in Fiscal 2000

    The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended December 31, 2000, to the persons named in the Summary Compensation Table.

Option Grants In Last Fiscal Year

	Individual Grants				Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
		% of Total Options Granted to Employees in Fiscal Year
	Number of Shares Underlying Options Granted(2)
			Exercise Price Per Share(3)	Expiration Date
Name					5%	10%
Neal Waddington	400,000	21.5%	$47.875	11/27/10	$—	$4,388,213
Gloria Purdy	60,000	3.2%	43.75	7/26/10	—	905,732

(1)
Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(2)
In February 2001, JNI's Board of Directors enacted a voluntary stock option exchange program for its employees, officers and directors. Under the program, JNI employees, officers and directors were given the opportunity to cancel stock options granted to them between January 2000 and December 2000 in exchange for an equal number of new options to be granted in the future, on a date more than six months after the date of cancellation of the original options. Both Mr. Waddington and Ms. Purdy elected to participate in the program, and on February 20, 2001 they voluntarily cancelled the options shown in this table as granted to them. They will be granted new options on August 21, 2001 to replace the cancelled options. The exercise price of the new options will be the fair market value of the Company's common stock on that date. The vesting schedule of the new options will be unchanged from that of their cancelled options. In order to receive the new options, Mr. Waddington and Ms. Purdy must remain employed by the Company until the new grant date.

(3)
All options were granted at market value on the date of grant.

Option Exercises and Fiscal 2000 Year-End Values

    The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended December 31, 2000, and unexercised options held as of that date, by the persons named in the Summary Compensation Table above.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Values

			Number of Shares Underlying Unexercised Options at Fiscal Year End
					Value of Unexercised In-the-Money Options at Fiscal Year End(1)
	Shares Acquired on Exercise
Name		Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Neal Waddington	—	—	—	400,000	—	—
Gloria Purdy	60,000	$2,456,442	18,750	221,250	—	—
Charles McKnett	97,872	5,488,311	258,162	—	$5,814,015	—
Thomas K. Gregory	169,533	5,142,495	226,044	—	5,090,692	—
Scott Ruple	70,000	3,361,427	192,500	87,500	4,334,349	$1,970,159
Former Officers:
Terry M. Flanagan	322,875	8,542,724	430,500	—	9,695,204	—
Roland Thibodeau	320,691	15,417,276	—	—	—	—

(1)
Based on a fair market value of $22.6875, the closing price of the Company's Common Stock on December 29, 2000 (the last trading day of the year ended December 31, 2000), as reported by the Nasdaq National Market.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

    The Company has entered into Severance and Change of Control Agreements with Charles McKnett, Thomas Gregory, and Gloria Purdy. In the event that the employee is terminated without cause within one year after a change in control of JNI, he or she will receive as a severance payment one full year of his or her then current total compensation, and all of his or her unvested, outstanding options to purchase shares of stock in JNI will immediately vest. Each of the employees who are parties to these agreements will also receive these benefits if he or she resigns as a result of a reduction in his or her total compensation within one year after a change in control of JNI.

    The Company has entered into an Offer Letter with Neal Waddington. In the event that Mr. Waddington is terminated without cause during his period of service as chief executive officer of the Company, he will receive as a severance payment one full year of his base salary and one year of acceleration of the vesting of his outstanding options to purchase shares of stock in JNI. In the event that Mr. Waddington is terminated within one year after a change in control of JNI, he will receive as a severance payment two full years of his base salary and bonus, and all of the restricted shares of JNI stock and the unvested, outstanding options to purchase shares of JNI stock that he has received during the period at least six months prior to the change of control will immediately vest. Mr. Waddington will qualify for these change of control benefits if he has not been afforded the role of CEO of the new, merged company or if he is forced to commute for a distance of greater than 60 miles.

    On January 9, 2001, the Company entered into a loan agreement with Mr. Waddington in the amount of $500,000. Concurrent with the loan agreement, Mr. Waddington executed a promissory note to pay off the loan with $250,000 of principal and accrued interest due and payable at each anniversary date of the loan agreement or payment of all unpaid or unforgiven principal and accrued interest due upon the termination of his employment with the Company. The loan bears interest at a 5% rate. In the event Mr. Waddington's employment with the Company is terminated without cause, all outstanding principal and interest would be forgiven. Additionally, the Company will forgive an amount equal to $250,000 of principal and all accrued interest on the first and second anniversary dates of the loan, provided that Mr. Waddington is an employee of the Company on the relevant forgiveness date and has not given notice of resignation or been given notice of termination for cause.

Compensation of Directors

    Beginning in 2001, members of the board are compensated $20,000 annually for their services as directors of JNI. In addition, JNI reimburses directors for other out-of-pocket expenses incurred in the performance of their duties as directors. From time to time, directors who are not employees of JNI may receive options under its stock option plans as compensation for their services as directors. Beginning in 2001, JNI's existing non-employee directors will receive an initial stock option grant of 30,000 shares of JNI Common Stock at an exercise price equaling the fair market value of such Common Stock on the date of grant and which shall fully vest four years from the date of grant. Each of JNI's existing non-employee directors joined the board prior to 2001 and each received an initial stock option grant of 20,000 shares of JNI Common Stock at that time (exclusive of any additional shares awarded to such directors for serving on the audit or compensation committees). These non-employee directors received an additional grant of 10,000 shares of JNI Common Stock on February 23, 2001 in order to supplement their original initial stock option grants so that the aggregate grant amount for each director totaled 30,000 shares. JNI's existing non-employee directors will also receive an annual stock option grant of 10,000 shares of JNI Common Stock at an exercise price equaling the fair market value of such Common Stock on the date of grant and which shall fully vest one year from the date of grant. In addition, on May 17, 2000, the board granted to Mr. Stiska options to purchase 21,000 shares of JNI Common Stock at an exercise price of $35.00 per share. In fiscal 2000, members of the board were compensated $10,000 annually for their services as directors of JNI and the chairperson of each of the audit and compensation committees received $2,000 annually for providing these services to JNI. JNI also compensated directors $1,000 per board meeting attended and reimbursed directors for other out-of-pocket expenses incurred in the performance of their duties as directors.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

    The Compensation Committee is composed of Messrs. Fox and Stiska. Neither of the current members of the Compensation Committee is currently, or has ever been at any time since JNI's formation, one of the Company's officers or employees.

Certain Relationships and Related Transactions

Agreements with Jaymark and Jaycor

    Prior to its reorganization in July 2000, Jaymark, Inc. ("Jaymark") was a privately held holding company whose only assets were shares of stock in other companies. Immediately prior to its reorganization, Jaymark held approximately 60% of the outstanding Common Stock of JNI and 100% of the outstanding Common Stock of Jaycor. Jaycor is primarily a defense contractor for the U.S. government.

    Some of the Company's current and former executive officers and directors held positions with Jaymark and were stockholders of Jaymark. Immediately prior to the reorganization, Eric Wenaas, Jaymark's Chairman and Chief Executive Officer, held 443,885 shares, or approximately 15% of Jaymark's stock; Terry Flanagan, who served as a director of Jaymark until September 1999, held 105,417 shares, or approximately 3% of Jaymark's stock; John Stiska, who served as a director of Jaymark, held 33,900 shares, or approximately 1% of Jaymark's stock, and Thomas Gregory and Charles McKnett each held less than 1% of Jaymark's stock.

    On January 30, 1997, JNI was incorporated in Delaware as a wholly-owned subsidiary of Jaymark, Inc. On February 3, 1997, Jaymark paid $1,500 for 10,500 shares of JNI's Common Stock. On

March 5, 1997, JNI entered into a Technology Assignment and License Agreement with Jaymark and Jaycor, Inc. ("Jaycor"), another wholly-owned subsidiary of Jaymark. Pursuant to the agreement, Jaycor assigned Fibre Channel products and technology to Jaymark in exchange for a limited license to the assigned products. Jaymark, in turn, assigned the Fibre Channel products and technology to JNI in exchange for 409,500 shares of JNI Common Stock and 16,590,000 shares of JNI's Series A Preferred Stock.

    In October 1998, the Company entered into a sublease agreement with Jaycor, as amended, whereby the Company subleased approximately 26,800 square feet in San Diego, California from Jaycor for product development and test laboratories for manufacturing operations, and for administrative, engineering, marketing and sales offices. The sublease is on terms consistent with Jaycor's primary lease. The sublease provides for a base monthly rent and is subject to an annual increase based upon the consumer price index percentage with a minimum increase of 2.5% and a maximum increase of 5% annually. Effective February 12, 2000, the Company amended the lease agreement with Jaycor. The term of the lease expires April 30, 2001. Effective August 1, 2000, the square footage under the lease with Jaycor increased to 70,946 square feet. In addition, the sublease requires the payment of a pro rata portion of the monthly operating costs, taxes and utilities of the premises.

    The Company's historical results of operations have been included in Jaymark's consolidated federal income tax return. JNI entered into a Tax Sharing Agreement with Jaymark dated September 1, 1999, under which the amount of federal income tax allocated to JNI was generally determined as though JNI was filing a separate federal income tax return. For periods during which Jaymark and JNI were included in the same affiliated group for federal and state income tax purposes, JNI and Jaymark agreed that JNI's federal and state tax obligations, if any, would be paid to Jaymark. Subsequent to JNI's initial public offering, JNI is no longer included as a member of the Jaymark affiliated tax group. As such, Jaymark agreed to reimburse JNI for the tax benefits associated with any net operating loss or credit carryforwards previously utilized by Jaymark less any carryforwards utilized by JNI, and JNI began to file its own federal and state income tax returns.

    On July 24, 2000, Jaymark distributed all of the shares of JNI Common Stock it held to its stockholders in a reorganization transaction, which resulted in Jaymark's liquidation and dissolution. Under an Asset Acquisition Agreement and Plan of Reorganization, dated as of July 21, 2000 among JNI, Jaymark, Jaycor, Inc. and California Tube Laboratories, Inc., JNI agreed to facilitate Jaymark's reorganization and liquidating distribution in exchange for lock-up agreements that will restrict the Jaymark stockholders' ability to sell the JNI shares they receive in the distribution.

    The Asset Acquisition Agreement provides that, other than 1,000,000 shares which may be sold by former Jaymark stockholders to satisfy certain tax obligations in connection with the reorganization, none of the shares of JNI Common Stock distributed by Jaymark may be sold for 330 days, except as follows. In the event of an underwritten public offering during the lockup period, the portion of the JNI shares held by former Jaymark stockholders sold in the offering will be released from the lockup. Those not sold in the offering will be subject to a lockup period of 180 days from the date of the offering for one half of the remaining shares, and 360 days from the date of the offering for the second one half of the remaining shares. If an underwritten public offering has not occurred within 150 days after the reorganization transaction, an additional 1,000,000 shares of JNI Common Stock will be released from the lockup and may be sold by the former Jaymark stockholders. All remaining shares will be subject to a lockup of an additional 180 days. JNI also agreed to certain registration rights, pursuant to which the former Jaymark stockholders have requested that JNI register their shares in this offering.

    John Stiska, one of JNI's directors, was of counsel to Latham & Watkins from July 1998 until June 2000. During 1999 and 2000, Latham & Watkins provided legal services to JNI.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such person.

    Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were complied with.

Changes to Benefit Plans

    1999 Stock Option Plan.  The Board of Directors of the Company has adopted, subject to stockholder approval, an amendment to the 1999 Stock Option Plan to increase the maximum number of shares that may be issued under the 1999 Stock Option Plan (the "1999 Plan") by 1,500,000 shares, from 2,312,800 shares to 3,812,800 shares. See "Approval of Amendment to the JNI Stock Option Plan." As of April 16, 2001, no grant of options had been made to any employee conditioned on stockholder approval of an increase in the share reserve under the 1999 Plan. Grants under the 1999 Plan are made at the discretion of the Board of Directors. Accordingly, future grants under the 1999 Plan are not yet determinable.

    During the year ended December 31, 2000, (i) Mr. Waddington and Ms. Purdy were granted options to purchase 400,000 shares and 60,000 shares, respectively; (ii) all current executive officers as a group were granted options to purchase an aggregate of 460,000 shares; and (iii) all current employees, including officers who are not executive officers, as a group were granted options to purchase an aggregate of 1,398,850 shares. During the year ended December 31, 2000, except for the grant to John Stiska of an option to purchase 21,000 shares of JNI Common Stock, no options were granted under the Option Plan to any directors who are not executive officers, or to any associate of any director, executive officer or Board nominee of the Company, and no person was granted 5% or more of the total amount of options granted under the Option Plan during that year, except for Neal Waddington who was granted an option to purchase 400,000 shares of JNI Common Stock representing 21.5% of the total amount of options granted under the Option Plan during 2000.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Overview and Philosophy

    JNI's Compensation Committee (the "Committee") is composed of two outside directors. Lawrence E. Fox and John C. Stiska are the current members of the Committee. The Committee makes recommendations to the board of directors with respect to JNI's general and specific compensation policies and practices and administers the 1997 Stock Option Plan, the 1999 Stock Option Plan, the 2000 Stock Option Plan and the 1999 Employee Stock Purchase Plan.

Executive Officer Compensation

    JNI's executive compensation policies for its executive officers are designed:

  •
  to attract, retain and reward executive staff who contribute to JNI's success;

  •
  to provide economic incentives for executives to achieve JNI's business objectives by linking the executive's compensation to the performance of the Company;

  •
  to strengthen the relationship between executive compensation and stockholder value; and

  •
  to reward individual performance.

    JNI's executive officer compensation program is comprised of three primary components: base salary, annual incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options.

    Executive salaries are established in relation to a range of salaries for comparable positions among a peer group of other networking companies of comparable size and complexity. JNI seeks to pay its executive salaries that are commensurate with their qualifications, duties and responsibilities and that are competitive in the marketplace. Individual executive salaries take into account position and performance, contribution during the year in helping to meet the Company's financial and business objectives and performance of individual responsibilities.

    Executive cash bonuses are used to provide financial incentives to meet performance targets. Performance targets and bonus recommendations for executives, other than the Chief Executive Officer, are proposed by management based on the Company's annual operating plan, reviewed and revised, as deemed appropriate, by the Committee and approved by the Board.

    Equity ownership for executives provides incentives to build stockholder value and align the interests of the executives with those of the stockholders. Stock options, vesting over time, provide an important incentive for executives to continue to build stockholder value over extended periods of time. Options are granted at the current market price and generally become exercisable over a four year period. The option exercise period is designed to encourage employees to work for the long-term view of JNI's welfare and to establish their long-term relationship with the Company. It is also designed to reduce employee turnover and to retain the trained skills of valued employees.

    The size of the initial option grant upon hiring is usually based on factors such as comparable equity compensation offered by other networking companies, the seniority of the executive and the contribution that the executive is expected to make to the Company. Both initial option grants and subsequent option grants for individual executives are proposed by management to the Committee and are reviewed and amended by the Committee, as appropriate. In determining the size of subsequent grants, the Committee considers prior grants to the executive, the executive's performance during the current fiscal year and his or her expected contributions during the succeeding fiscal year. Under the 1997 Stock Option Plan, the 1999 Stock Option Plan and the 2000 Stock Option Plan, the Board retains final authority to determine the persons to whom options will be granted and the number of shares of Common Stock to be subject to each option, subject in all cases to the limitations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

    JNI has not generally offered cash hiring bonuses to executives. However, cash hiring bonuses may be offered in certain cases after approval by both the Chief Executive Officer and Chief Financial Officer. Mr. Waddington received a $100,000 hiring bonus.

Chief Executive Officer's Compensation

  Salary

    The Committee reviews the performance of the chief executive officer, as well as other executive officers of the Company, annually. Mr. Waddington's salary is based on compensation levels of Chief Executive Officer of comparably sized companies in the networking industry. In addition, the Committee also establishes both financial and operational based objectives and goals in determining executive officer salaries. These goals and objectives include sales and spending forecasts for the upcoming year and published executive compensation literature for comparable sized companies.

  Bonuses

    The Committee's annual bonus recommendations for the Chief Executive Officer are based on the Company's achievements in comparison to its annual operating plan and approved by the Board. For fiscal year 2000, the Committee awarded a cash bonus in the amount of $87,096 to Mr. Flanagan and $18,813 to Mr. Waddington.

  Stock Options

    The Committee granted Mr. Flanagan a stock option, exercisable for 1,076,250 shares of Common Stock at $0.1667 per share, on June 17, 1997, in connection with JNI's initial grant of stock options to its employees. The Committee granted Mr. Waddington a stock option, exercisable for 400,000 shares of Common Stock at $43.75 per share, on November 27, 2000. The number of shares covered by the options were established based upon market data regarding initial stock option grants to senior executives at comparably sized companies. The Committee has not granted any additional options to either Mr. Flanagan or Mr. Waddington since the date of their initial grants.

                      COMPENSATION COMMITTEE
                      Lawrence E. Fox
                      John C. Stiska

REPORT OF THE AUDIT COMMITTEE

    The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2000. The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards) which includes, among other items, matters related to the conduct of the audit of the Company's financial statements. The committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant's independence from the Company and its related entities) and has discussed with PricewaterhouseCoopers LLP their independence from the Company.

    The Audit Committee acts pursuant to the Audit Committee Charter adopted by the Board of Directors on July 17, 2000, a copy of which is attached as Appendix "A" to this Proxy Statement. Each of the members of the Audit Committee qualifies as an "independent" director under the current listing standards of the National Association of Securities Dealers.

    Based on the review and discussions referred to above, the committee recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                      AUDIT COMMITTEE
                      Lawrence E. Fox
                      John Bolger

COMPARISON OF STOCKHOLDER RETURN

    Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total returns of (i) the Center for Research in Security Prices ("CRSP") Total Return Index for the Nasdaq Stock Market and (ii) the CRSP Index for Nasdaq Computer and Data Processing Stocks for the period commencing on the date of the Company's initial public offering and ending on December 31, 2000.(1)

Comparison of Cumulative Total Return From October 27, 1999 through December 31, 2000(1): JNI Corporation, NASDAQ Stock Market Total Return Index and NASDAQ Computer and Data Processing Stocks Index

(1)
Assumes that $100.00 was invested on October 27, 1999 at the closing price on the date of the Company's initial public offering, in the Company's Common Stock and each index, and that all dividends have been reinvested. No cash dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

PROPOSAL #1

ELECTION OF DIRECTORS

    The Company's Board of Directors currently consists of five members (Eric P. Wenaas, John Bolger, Neal Waddington, John C. Stiska and Lawrence E. Fox) who will serve until the annual meeting of stockholders to be held in 2002, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of one year.

    The terms of the directors will expire on the date of the upcoming annual meeting. Accordingly, five persons are to be elected to serve as members of the Board of Directors at the meeting. Management's nominees for election by the stockholders to those five positions are the current members of the Board of Directors: Eric P. Wenaas, John Bolger, Neal Waddington, John C. Stiska and Lawrence E. Fox. Please see "Information About JNI—Management" above for information concerning the nominees. If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 2002 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although the Company knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Company may designate.

Vote Required and Board of Directors' Recommendation

    If a quorum is present and voting, the five nominees for director receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes have no effect on the vote.

    The Board of Directors recommends a vote "FOR" the nominees named above.

PROPOSAL #2

APPROVAL OF AMENDMENT TO JNI CORPORATION 1999 STOCK OPTION PLAN

    The Board adopted the 1999 Plan, on May 24, 1999. Currently, the 1999 Plan provides that the maximum number of shares issuable under the 1999 Plan is 2,312,800. Because the use of options is an important factor in attracting and retaining qualified employees and consultants, the Board has amended the 1999 Plan, subject to stockholder approval, to increase the maximum number of shares issuable under the 1999 Plan by 1,500,000 shares, to a total of 3,812,800 shares.

    The Internal Revenue Code of 1986, as amended (the "Code") limits the amount of compensation paid to a corporation's chief executive officer and four other most highly compensated officers that the corporation may deduct as an expense for federal income tax purposes. To enable the Company to continue to deduct in full all amounts of ordinary income recognized by its executive officers in connection with options granted under the Option Plan, the Board of Directors has amended the 1999 Plan, subject to stockholder approval, to limit to 750,000 the maximum number of shares for which options may be granted to any employee in any fiscal year (the "Grant Limit"). However, the Company's stock option grants typically do not approach this limit.

    The stockholders are now being asked to approve the increase in the number of shares issuable under the 1999 Plan by 1,500,000 shares, from 2,312,800 shares to 3,812,800 shares and the establishment of the Grant Limit. The Board believes that approval of this amendment is in the best interests of JNI and our stockholders because the availability of an adequate reserve of shares under the 1999 Plan is an important factor in attracting, motivating and retaining qualified officers and employees essential to our success and in aligning their long-term interests with those of the stockholders.

SUMMARY OF THE PROVISIONS OF THE 1999 PLAN

    The following summary of the 1999 Plan is qualified in its entirety by the specific language of the 1999 Plan, a copy of which is available to any stockholder upon request.

    General.  The 1999 Plan provides for the grant of ISOs and nonstatutory stock options. As of March 30, 2001, JNI had outstanding options under the 1999 Plan to purchase an aggregate of 1,342,793 shares at a weighted average exercise price of $19.87 per share. As of March 30, 2001, options to purchase 257,120 shares of JNI Common Stock granted pursuant to the 1999 Plan had been exercised, and there were 712,887 shares of JNI Common Stock available for future grants under the 1999 Plan, without taking the proposed increase into account.

    Shares subject to the 1999 Plan.  Currently, a maximum of 2,312,800 shares of the authorized but unissued or reacquired Common Stock of JNI may be issued pursuant to the 1999 Plan. The Board has amended the 1999 Plan, subject to stockholder approval, to increase the maximum number of shares issuable under the 1999 Plan to 3,812,800 shares.

    In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of JNI, appropriate adjustments will be made to the shares subject to the 1999 Plan, and to outstanding options. To the extent any outstanding option under the 1999 Plan expires or terminates prior to exercise in full or if JNI repurchases shares issued upon exercise of an option, the shares of Common Stock for which that option is not exercised or the repurchased shares are returned to the 1999 Plan and will again be available for issuance under the 1999 Plan.

    Administration.  The Compensation Committee of the Board administers the 1999 Plan. With respect to the participation of individuals whose transactions in JNI's equity securities are subject to Section 16 of the Securities Exchange Act of 1934, the 1999 Plan must be administered in compliance with the requirements, if any, of Rule 16b-3 under the Exchange Act. Subject to the provisions of the 1999 Plan, the Compensation Committee determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an ISO or a nonstatutory stock option, the terms of vesting and exercisability of each option, including the effect thereon of an optionee's termination of service, the type of consideration to be paid to JNI upon exercise of an option, the duration of each option, and all other terms and conditions of the options. The 1999 Plan also provides, subject to certain limitations, that JNI will indemnify any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from that person's action or failure to act in administering the 1999 Plan. The Compensation Committee will interpret the 1999 Plan and options granted thereunder, and all determinations of the Compensation Committee will be final and binding on all persons having an interest in the 1999 Plan or any option under that plan.

    Eligibility.  Generally, all employees, directors and consultants of JNI or of any present or future parent or subsidiary corporations of JNI are eligible to participate in the 1999 Plan. In addition, the 1999 Plan also permits the grant of options to prospective employees, consultants and directors in connection with written offers of employment or engagement. As of March 30, 2001, JNI had approximately 222 employees, including 5 executive officers and five directors. Any person eligible under the 1999 Plan may be granted a nonstatutory option. However, only employees may be granted ISOs.

    Terms and conditions of options.  Each option granted under the 1999 Plan is evidenced by a written agreement between JNI and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 1999 Plan. The exercise price per share must equal at least the fair market value of a share of JNI's Common Stock on the date of grant of an ISO and at least 85% of the fair market value of a share of the Common Stock on the date of grant of a nonstatutory stock option. The exercise price of any ISO granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of JNI or any parent or subsidiary corporation of JNI, referred to as a 10% Stockholder, must be at least 110% of the fair market value of a share of JNI's Common Stock on the date of grant. The fair market value of JNI's Common Stock is based on the trading price of JNI's shares on the Nasdaq National Market.

    Generally, the exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of JNI's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or a loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, by means of a promissory note, by any lawful method approved by the board or by any combination of these. The Compensation Committee may nevertheless restrict the forms of payment permitted in connection with any option grant.

    The Compensation Committee will specify when options granted under the 1999 Plan will become exercisable and vested. Shares subject to options generally vest and become exercisable in installments, subject to the optionee's continued employment or service. The maximum term of ISOs granted under the 1999 Plan is ten years, except that an ISO granted to a 10% Stockholder may not have a term longer than five years. The 1999 Plan authorizes the Compensation Committee to grant nonstatutory stock options having a term in excess of ten years. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution and are exercisable during the optionee's lifetime only by the optionee.

    Change in control.  The 1999 Plan provides that a "change in control" occurs in the event of:

  •
  a sale or exchange by the stockholders of more than 50% of JNI's voting stock,

  •
  a merger or consolidation involving JNI,

  •
  the sale, exchange or transfer of all or substantially all of the assets of JNI, or

  •
  a liquidation or dissolution of JNI,

wherein, upon any such event, the stockholders of JNI immediately before such event do not retain direct or indirect beneficial ownership of at least 50% of the total combined voting power of the voting stock of JNI, its successor, or the corporation to which the assets of JNI were transferred.

    Upon a change in control, the Compensation Committee may arrange for the acquiring or successor corporation to assume or substitute new options for the options outstanding under the 1999 Plan. To the extent that the options outstanding under the 1999 Plan are not assumed, substituted for, or exercised prior to such event, generally, they will terminate (See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements"). If a JNI employee is terminated one month prior to, or within a year after, a change in control, then 50% of the terminated employee's outstanding unvested options will immediately vest.

    Termination or amendment.  Unless sooner terminated, no ISOs may be granted under the 1999 Plan after May 24, 2009. The Board may terminate or amend the 1999 Plan at any time, but, without stockholder approval, the Board may not adopt an amendment to the 1999 Plan which would increase the total number of shares of Common Stock reserved for issuance thereunder, change the class of persons eligible to receive ISOs, or require stockholder approval under any applicable law, regulation or rule. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option's status as an ISO or is necessary to comply with any applicable law.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE 1999 PLAN

    The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the 1999 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

    ISOs.  An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an ISO qualifying under Section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted or within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, JNI will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise, referred to as a disqualifying disposition, the difference between the fair market value of the shares on the exercise date, and the option exercise price, not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized, will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Generally, for federal income tax purposes, JNI should be able to deduct any ordinary income recognized by the optionee upon the disqualifying disposition of the shares, except to the extent the deduction is limited by applicable provisions of the Code or the regulations thereunder.

    The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if the tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

    Nonstatutory stock options.  Options not designated or qualifying as ISOs will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, the ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to JNI with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to that grant. JNI generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent the deduction is limited by applicable provisions of the Code or the regulations thereunder.

Vote Required and Board of Directors' Recommendation

    The affirmative vote of a majority of the votes cast on the proposal, at the annual meeting of stockholders at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. However, abstentions and broker non-votes will have no effect on the outcome of this vote.

    The Board believes that the proposed amendment of the 1999 Plan is in the best interests of the Company and its stockholders for the reasons stated above.

    The Board unanimously recommends a vote "FOR" approval of this proposal to increase the number of shares of Common Stock of the Company reserved for issuance under the 1999 Plan by 1,500,000 shares, from 2,312,800 shares to 3,812,800 shares.

PRINCIPAL ACCOUNTING FIRM FEES

    The following table sets forth the aggregate fees billed to the Company for the fiscal year ended December 31, 2000 by the Company's principal accounting firm, PricewaterhouseCoopers LLP.

Audit Fees	$94,800(1)
Financial Information Systems Design and Implementation Fees	—
All Other Fees	214,319(2)

$309,119

(1)
Includes fees for professional services rendered for the audit of the Company's annual financial statements for fiscal year 2000 and for reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for the first three quarters of fiscal 2000.

(2)
Includes fees for other professional services rendered in fiscal 2000, including professional services in connection with tax preparation, tax consultation, statutory filings, the filing of a registration statement for a follow-on offering of the Company's common stock, and the review of the Company's operations and other consulting services.

    The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP's independence with the Company.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

    Proposals of stockholders intended to be presented at the Company's Annual Meeting of Stockholders to be held in 2002 must be received by the Company no later than December 17, 2001, in order to be included in the Company's proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. A stockholder who wishes to make a proposal at the 2002 Annual Meeting without including the proposal in the Company's proxy statement and form of proxy relating to that meeting must notify the Company by December 17, 2001. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board for the 2002 Annual Meeting may exercise discretionary voting power regarding any such proposal.

TRANSACTION OF OTHER BUSINESS

    At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2001 annual meeting of stockholders of JNI other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                      By order of the Board of Directors
                      Neal Waddington
                       President, Chief Executive Officer
                      and Director

Dated April 16, 2001

APPENDIX A

JNI CORPORATION
AUDIT COMMITTEE CHARTER

Purpose

    The Audit Committee (the "Committee") shall provide assistance to the Board of Directors (the "Board") of JNI Corporation (the "Company") in fulfilling the Board's oversight responsibilities relating to corporate accounting and systems of internal controls, financial reporting practices of the Company, the quality and integrity of the financial reports of the Company and the independence and performance of the Company's outside auditor. In so doing, it is the responsibility of the Committee to maintain free and open means of communication between the members of the Board, the outside auditor and the financial management of the Company.

Membership

    The Committee will consist of three members of the Board. The members shall be appointed by action of the Board and shall serve at the discretion of the Board. Each Committee member shall be "financially literate" as determined by the Board and shall satisfy the "independence" requirements of The Nasdaq Stock Market. At least one member of the Committee shall have "accounting or related financial management expertise," as determined by the Board.

Committee Organization and Procedures

    1.  The members of the Committee shall appoint a Chair of the Committee (the "Chair") by majority vote. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee.

    2.  The Committee shall establish its own rules and procedures for notice and conduct of its meetings.

    3.  The Committee shall hold such regular meetings as may be necessary, and more frequently as the Committee determines is necessary to carry out its responsibilities under this Charter.

    4.  The Committee may, in its discretion, include in its meetings members of the Company's financial management, representatives of the outside auditor and other financial personnel employed or retained by the Company. The Committee may meet with the outside auditor in separate executive sessions to discuss any matters that the Committee believes should be addressed privately, without management's presence. The Committee may likewise meet privately with management, as it deems appropriate.

    5.  The Committee may, in its discretion, utilize the services of the Company's regular corporate legal counsel with respect to legal matters or, at its discretion, retain separate legal counsel if it determines that such counsel is necessary or appropriate under the circumstances.

    6.  The Committee shall prepare or cause to be prepared minutes of each of its meetings. Copies of all minutes shall be delivered to the Board for its information and action, when appropriate.

Responsibilities

  Independent Auditor

    1.  The Committee shall review, select and recommend the appointment of the outside auditor for approval by the Board to audit the Company's financial statements.

    2.  The Committee shall approve the fees to be paid to the outside auditor.

    3.  The Committee shall periodically evaluate the performance of the outside auditor and, if necessary, recommend that the Board replace the outside auditor.

    4.  The Committee shall receive from the outside auditor on a periodic basis (but at least annually) a formal written statement delineating all relationships between the outside auditor and the Company. The Committee shall actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the outside auditor. If the Committee determines that further inquiry is advisable, the Committee shall recommend that the Board of Directors take appropriate action in response to the outside auditor's report to satisfy itself of the auditor's independence.

  Annual Audit

    1.  The Committee shall meet with the outside auditor and financial management of the Company at a time early in the process of the annual audit to review the scope of the audit for the current year and the audit procedures to be utilized.

    2.  The Committee shall meet with the outside auditor and management prior to the public release of the financial results of operations for the subject year under audit, and discuss with the outside auditor any matters within the scope of the pending audit that have not yet been completed.

    3.  The Committee shall review and discuss the audited financial statements with the management of the Company.

    4.  The Committee shall discuss with the independent auditors the matters required to be discussed by SAS 61, including, among others, (i) methods used to account for any significant unusual transactions reflected in the audited financial statements; (ii) the effect of significant accounting policies in any controversial or emerging areas for which there was a lack of authoritative guidance or consensus to be followed by the outside auditor; (iii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates; and (iv) any disagreements with management over the application of accounting principles, the basis for management's accounting estimates or the disclosures in the financial statements.

    5.  The Committee shall, based on the discussions referenced in 3 and 4 above, and based on the disclosures received from the outside auditor regarding its independence and discussions with the auditor regarding such independence, recommend to the Board whether the audited financial statements should be included in the Company's Annual Report on Form 10-K for the fiscal year subject to the audit.

  Quarterly Review

    The outside auditor is required to conduct an interim financial review prior to the Company's filings of its Form 10-Q (preferably prior to any public announcement of the earnings). The Committee will review and discuss with management and the outside auditor, in person at a meeting, or by telephone conference call, the results of the quarterly review including such matters as significant adjustments, management judgments, accounting estimates, significant new accounting policies and disagreements with management. The Chair may represent the entire Committee for purposes of this review.

  Internal Controls

    1.  The Committee shall review with the outside auditor and financial and accounting personnel, at least annually, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for improvement of such internal control procedures, in particular in areas where new or more detailed controls or procedures are desirable.

A-2

    2.  The Committee shall review with the outside auditors and with management any matters brought to the attention of management and the Committee by the outside auditors, as a result of their annual audit. The Committee shall allow management adequate time to prepare responses to any such matters raised by the outside auditors.

  Other Responsibilities

    1.  The Committee shall review, reassess and update the Committee's charter at least annually and submit recommended changes to the Board for its consideration.

    2.  The Committee, through its Chair, shall report periodically, as deemed necessary or desirable by the Committee, but at least annually, to the full Board regarding the Committee's actions and recommendations, if any.

    3.  The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

    4.  The Committee shall provide the report for inclusion in the Company's Annual Proxy Statement required by Item 306 of Regulation S-K of the Securities and Exchange Commission.

A-3

JNI CORPORATION PROXY

Annual Meeting of Stockholders
May 22, 2001

The Board of Directors Recommends a Vote FOR Item 1 Below

   The undersigned stockholder(s) of JNI Corporation (the "Company") hereby constitutes and appoints Neal Waddington and Gloria Purdy, and each of them, attorneys and proxies of the undersigned, each with power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 22, 2001, and at any adjournment or postponement thereof, according to the number of shares of Common Stock of the Company which the undersigned may be entitled to vote, and with all powers which the undersigned would possess if personally present, as follows:

1.
To elect five directors for a one year term to expire at the 2002 Annual Meeting of Stockholders:
FOR / /	WITHHOLD AUTHORITY / /
all nominees listed below (except as marked to the contrary below)	to vote for all nominees listed below

    John Bolger Neal Waddington John C. Stiska Lawrence E. Fox Eric P. Wenaas

(Instructions: To vote for all nominees listed above, mark the "FOR" box; to withhold authority for all nominees listed above, mark the "WITHHOLD AUTHORITY" box; and to withhold authority to vote for any one or more individual nominees listed above, mark the "FOR" box and write the nominee(s)'s name(s) for which you wish to withhold authority to vote in the box provided below.)

[BOX]

   This Proxy will be voted for the election as director of all nominees set forth in the accompanying Proxy Statement, unless the contrary is indicated in the appropriate place.

(Continued on reverse side)

2.
To approve an increase in the maximum number of shares that may be issued under the Company's 1999 Stock Option Plan by 1,500,000 shares, from 2,312,800 shares to 3,812,800 shares and to establish a share grant limitation.

/ / FOR                 / / AGAINST                  / / ABSTAIN

   In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

   The undersigned revokes any prior proxy at such meeting and ratifies all that said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged.

                            Dated:   , 2001

                            [BOX]

                            Signature(s) in Box

                            Please sign exactly as name appears below. When shares are held by joint tenants, both should sign; when signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized partner.

   This Proxy is solicited on behalf of the Board of Directors of JNI Corporation. Please complete, sign, date and mail promptly in the postage-paid envelope enclosed.

Stockholder:

QuickLinks

GENERAL INFORMATION
INFORMATION ABOUT JNI
EXECUTIVE COMPENSATION AND OTHER MATTERS
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
PROPOSAL #1 ELECTION OF DIRECTORS
PROPOSAL #2 APPROVAL OF AMENDMENT TO JNI CORPORATION 1999 STOCK OPTION PLAN
SUMMARY OF THE PROVISIONS OF THE 1999 PLAN
SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE 1999 PLAN
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS
APPENDIX A